UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2020

Scienjoy Holding Corporation

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38799	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3rd Floor, JIA No. 34, Shenggu Nanli
Chaoyang District
Beijing, P.R. China	100029
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 186-1093-2235

Wealthbridge Acquisition Limited

Unit B

17/F Success Commercial Building

245-251 Hennessy Road

Wanchai, Hong Kong

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, no par value	SJ	NASDAQ
Warrants to receive one half of one share of Ordinary Share per warrant	SJOYW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The Disclosure in Item 2.01 of this Current Report on Form 8-K is incorporated by reference herein.

On April 2, 2020, Zhihui Qiyuan (Beijing) Technology Co., Ltd (“QY”), an variable interest entity of Scienjoy Inc. (“Scienjoy”) and Changxiang Wuxian (Beijing) Technology Co. Ltd.(“Borrower”) entered into a loan agreement (the “Loan Agreement”), pursuant to which QY agreed to extend a term loan in principal amount of RMB50,000,000 to Borrower at a benchmark interest rate set by the People’s Bank of China. The maturity date of such loan is April 1, 2021 and the default rate is 24% per annum. Scienjoy and its affiliates are unrelated and unaffiliated to Borrower or any affiliate of Borrower.

The foregoing description of the terms of the Loan Agreement is qualified in its entirety by reference to the provisions of the Loan Agreement filed as Exhibit 10.6 to this Current Report on Form 8-K, which is incorporated herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 7, 2020, Scienjoy Holding Corporation (“SHC”, or we), formerly known as Wealthbridge Acquisition Limited (“Wealthbridge”), consummated the transactions (the “Business Combination”) contemplated by the Share Exchange Agreement (the “Share Exchange Agreement”), dated as of October 28, 2019, by and among SHC, Scienjoy, Lavacano Holdings Limited (“Lavacano”), and WBY Entertainment Holdings Ltd. (“WBY”, together with Lavacano, the “Sellers”), pursuant to which SHC acquired 100% the issued and outstanding equity interests of Scienjoy from the Sellers and changed its name to Scienjoy Holding Corporation.

Scienjoy, through its subsidiaries and VIE Entities, is engaged in the operation of a live streaming platform in China. Scienjoy operates its live streaming communities through multiple platforms, each with its own mobile app. It currently operates the business primarily through three platforms: Showself Live Streaming, Lehai Live Streaming and Haixiu Live Streaming.

Upon the closing of the Business Combination, SHC acquired 100% the issued and outstanding equity interests of Scienjoy in exchange for approximately 16.4 million ordinary shares of SHC, of which 1.64 million ordinary shares are held in escrow to satisfy any indemnification obligations of the Sellers, and 3,000,000 shares as part of Sellers’ earn-out consideration are issued to the Sellers. SHC also issued 63,250 shares to Sellers upon conversion of the promissory note issued to Scienjoy on January 29, 2020. In addition to the aforementioned earn-out consideration, the Sellers may be entitled to receive earnout shares as follows: (1) if Scienjoy’s net income before tax for the year ended December 31, 2020 is greater than or equal to either US$28,300,000 or RMB 190,000,000, the Sellers will be entitled to receive 3,000,000 ordinary shares of SHC (subject to the reclassification of the ordinary shares of SHC as set forth in the Share Exchange Agreement); and (2) if Scienjoy’s net income before tax for the year ended December 31, 2021 is greater than or equal to either US$35,000,000 or RMB 235,000,000, the Sellers will be entitled to receive 3,000,000 ordinary shares of SHC (subject to the reclassification of the ordinary shares of SHC as set forth in the Share Exchange Agreement). Notwithstanding the net income before tax achieved by the post-transaction company for any period, the Sellers will receive (i) 3,000,000 earnout shares if the share price of SHC is higher than $20.00 for any sixty days in any period of ninety consecutive trading days between May 8, 2021 and May 7, 2022, and (ii) 3,000,000 earnout shares if the share price of SHC is higher than $25.00 for any sixty days in any period of ninety consecutive trading between May 8, 2022 and May 7, 2023.

The Share Exchange Agreement is described more fully in the section entitled “The Business Combination Proposal” and “The Share Exchange Agreement” beginning on pages 66 and 76, respectively, of the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 10, 2020 by SHC. The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the Share Exchange Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

In connection with consummation of the Business Combination, each of the former directors and officers of and SHC entered into an Indemnification Agreement (the “Form Indemnification Agreement”) with SHC dated as of May 7, 2020, which provides for indemnification and advancement by SHC of certain expenses and costs relating to claims, suits or proceedings arising from service to SHC or, at its request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The foregoing description of the terms of the Form Indemnification Agreement is qualified in its entirety by reference to the provisions of the Form Indemnification Agreement filed as Exhibit 10.13 to this Current Report on Form 8-K, which is incorporated herein.

FORM 10 INFORMATION

Pursuant to Item 2.01(f) of Form 8-K, if the registrant was a shell company, as SHC was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a registration statement on Form 10. Therefore, SHC is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after SHC’s acquisition of Scienjoy pursuant to the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Business

The business of SHC is described in the Proxy Statement in the sections entitled “History and Corporate Structure of Scienjoy Inc.” and “Scienjoy Inc.’s Business” beginning on pages 93 and 97, respectively, and that information is incorporated herein by reference.

Risk Factors

The risks associated with SHC’s business are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 17 and are incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth in Item 9.01 of this Current Report on Form 8-K.

Summary historical financial and other data for Scienjoy as of and for the years ended December 31, 2017, 2018 and 2019 are disclosed in the Proxy Statement in the section entitled “Selected Historical Combined and Consolidated Financial and Operating Data of Scienjoy Inc.” beginning on page 83 and are incorporated herein by reference. The following table contains summary historical financial and other data for Scienjoy as of and for the three months ended March 31, 2019 and 2020, derived from Scienjoy unaudited consolidated financial statements for such periods. Scienjoy’s consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Scienjoy’s historical results are not necessarily indicative of results to be expected for any future period. The information is only a summary and should be read in conjunction with Scienjoy’s Unaudited Interim Condensed Consolidated Financial Statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scienjoy Inc.” contained elsewhere herein and in the Proxy Statement.

Summary Consolidated Statements of Income

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

	For the three months ended March 31,
	2019	2020	2020
	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Live streaming - consumable virtual items revenue	¥182,020	¥209,621	$29,548
Live streaming - time based virtual item revenue	6,559	5,669	799
Technical services	-	985	139
Total revenue	188,579	216,275	30,486

Cost of revenues	(153,221)	(164,470)	(23,184)

Gross profit	35,358	51,805	7,302

Sales and marketing expenses	(810)	(1,407)	(198)
General and administrative expenses	(1,410)	(3,482)	(490)
Research and development expenses	(3,912)	(6,364)	(897)
Provision for doubtful accounts	(682)	(434)	(61)

Income from operations	28,544	40,118	5,656

Interest income	138	534	75
Other loss, net	(344)	(997)	(141)
Foreign exchange (loss) gain, net	(9)	5	1

Income before income taxes	28,329	39,660	5,591

Income tax expense	(1,381)	(2,000)	(282)

Net income	¥26,948	¥37,660	$5,309

Summary Consolidated Balance Sheet Date

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

	2019	2020	2020
	RMB	RMB	US$
		(Unaudited)	(Unaudited)
Cash and cash equivalents	¥137,351	¥183,407	$25,853
Accounts receivable, net	120,110	99,971	14,092
Total current assets	¥269,525	¥295,973	$41,720
Long term investment	5,000	5,000	705
Long term deposits and other assets	2,761	2,965	418
Total non-current assets	10,473	11,520	1,623
TOTAL ASSETS	¥279,998	¥307,493	$43,343
Accounts payable	27,163	25,464	3,588
Amounts due to related parties	8,482	2,895	408
Deferred revenue	40,288	35,968	5,070
Total current liabilities	¥105,472	¥95,307	$13,433
Total shareholder’s equity	¥174,526	¥212,186	$29,910
TOTAL LIABILITIES AND SHAREHOLDERS’EQUITY	¥279,998	¥307,493	$43,343

Summary Consolidated Cash Flow Data

(Amounts in thousands of Renminbi (“RMB”) and US dollars (“US$”)

	For the three months ended March 31,
	2019	2020	2020
	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Net cash provided by operating activities	¥33,424	¥47,892	$6,752
Net cash used in investing activities	(52)	(31)	(5)
Net cash used in financing activities	(36,861)	(1,805)	(255)
Net increase (decrease) in cash and cash equivalents	(3,489)	46,056	6,492
Cash and cash equivalents at beginning of the period	65,294	137,351	19,361
Cash and cash equivalents at end of the period	¥61,805	¥183,407	$25,853

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The disclosure for Scienjoy as of and for the years ended December 31, 2017, 2018 and 2019 are contained in the Proxy Statement in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Scienjoy” beginning on page 129 and is incorporated herein by reference. The following discussion and analysis are for Scienjoy as of and for the three months ended March 31, 2019 and 2020.

Overview

We are a leading provider of mobile entertainment live streaming platforms in China and operates its platforms on both PC and mobile apps, through which users can enjoy immersive and interactive entertainment live streaming. We had approximately 209 million registered users by the end of March 31, 2020. The number of active users increased by 10% from approximately of 11.1 million in the same period of last year to approximately 12.2 million for the three months ended March 31, 2020.

We adopt a multi-platform strategy and all platforms are categorized as “SHOW live streaming” in which professional broadcasters provide live streaming entertainment for users primarily in the form of performances (such as singing, dancing, and talk shows). Broadcasters on all platforms have been professionally trained by relevant broadcaster agents to provide more professional content. Despite the similarity in contents, the different platforms adopt different operation strategies, such as, to name a few, different broadcaster policy, events, promotion, and games. We provide a technological infrastructure to enable broadcasters, online users and viewers to interact with each other during live streaming. All platforms can be accessed for free. We mainly derive our revenue from sales of virtual items on the platforms. Users can purchase virtual currency to purchase virtual items for use on the platforms. Users can recharge their virtual currency on the platforms through various online third-party payment platforms, such as WeChat Pay or AliPay.

On January 10, 2020, the Company entered into a purchase agreement with the former shareholder of Lixiaozhi (Chongqing) Internet Technology Co., Ltd. (“LXZ”) to acquire 100% equity interest in LXZ with a cash consideration of RMB200 (US$28). We believe the acquisition of LXZ helps to enrich its product line, expand its user base and capitalize on the growth potential in the live streaming market.

Coronavirus (“COVID-19”) updates

The COVID-19 pandemic has caused widespread disruptions in the first quarter of 2020. During the first quarter, our operations were closed during January and February due to China government mandates and we moved quickly to transition our colleague base to a fully remote working environment in all our locations. We have sought to ensure our colleagues feel secure in their jobs and have the flexibility and resources they need to stay safe and healthy. To support our online users and broadcasters, we are optimizing our technology system to support potential growth in user traffic and adding more live streaming entertainment contents for longer view time as well as continuing to provide the high level of technical support service they expect and rely on. Since the beginning of March 2020, substantially all of our employee have been back to work in our offices. During the first quarter of 2020, despite the pandemic outbreak caused by COVID-19, our users staying at home are spending more time online, including watching livestreaming shows, as a result, we continued to see solid growth in line with the quarter of last year. For the three months ended March 31, 2020, our revenue increased by 15% to RMB216.3 million from RMB188.6 million in the same quarter of last year and our net income increased by 40% to RMB37.7 million from RMB26.9 million in the same quarter of last year.

In the quarter ended March 31, 2020, the COVID-19 pandemic did not have a material net impact on our consolidated financial positions and operating results. The extent of the impact on our second quarter 2020 results and beyond will be dependent on future developments such as the length and severity of the crisis, the potential resurgence of the crisis, future government actions in response to the crisis and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. In addition, the COVID-19 pandemic could impact the health of our management team and other employees. The Company continues taking actions to help mitigate, as best we can, the impact of the COVID-19 pandemic on the health and well-being of our employees, the communities in which we operate and our partners, as well as the impact on our operations and business as a whole. However, there can be no assurance that the COVID-19 pandemic will not have a material and adverse impact on our operations, financial condition, liquidity and results of operations if the current situation continue.

Three Months Ended March 31, 2020 and 2019

The following table summarizes the income statement key components that we use to evaluate our financial performance on a consolidated and reportable segment basis, for the three months ended March 31, 2020 and 2019.

	For the three months ended March 31,
	2019	2020	2020
Amounts in thousands of RMB and US$, except share and per share data or otherwise stated	RMB	RMB	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Live streaming - consumable virtual items revenue	¥182,020	¥209,621	$29,548
Live streaming - time based virtual items revenue	6,559	5,669	799
Technical services	-	985	139
Total revenue	188,579	216,275	30,486
Cost of revenues	(153,221)	(164,470)	(23,184)
Gross profit	35,358	51,805	7,302

Sales and marketing expenses	(810)	(1,407)	(198)
General and administrative expenses	(1,410)	(3,482)	(490)
Research and development expenses	(3,912)	(6,364)	(897)
Provision for doubtful accounts	(682)	(434)	(61)
Income from operations	28,544	40,118	5,656

Interest income	138	534	75
Other loss, net	(344)	(997)	(141)
Foreign exchange (loss) gain, net	(9)	5	1

Income before income taxes	28,329	39,660	5,591
Income tax expenses	(1,381)	(2,000)	(282)
Net income	¥26,948	¥37,660	$5,309

Revenues

Our revenues consist of live streaming revenue and technical services revenue. We also generate technical services revenue from providing technical development and advisory services, but the technical services revenue accounts for less than 1% of revenue and is immaterial. We generates its revenue mostly from the sales of virtual items used in its live streaming business.

Virtual items are categorized as consumable and time-based items. Consumable items, as virtual gift service, are consumed and used by users upon purchase, while time-based virtual items, such as privilege titles, could be used for a fixed period of time. Accordingly, revenue is recognized at the time when the virtual item is delivered and consumed if the virtual item is a consumable item or, in the case of time-based virtual item, recognized ratably over the period each virtual item is made available to the user, which is usually over one to multiple months and does not exceed one year. For the three months ended March 31, 2019 and 2020, revenue from consumable virtual items represented approximately 97% of the total net revenue.

As we continue to grow its live streaming business, and enhance its user engagement and expand virtual gifting scenarios to increase users’ willingness to pay, our revenue from the sales of virtual items in its live streaming business continues to increase.

The following table sets forth types of our revenue for the periods indicated:

	For the three months ended March 31,
Amounts in thousands of RMB	2019	2020
	RMB	RMB

Live streaming - consumable virtual items revenue	¥182,020	¥209,621
Live streaming - time based virtual items revenue	6,559	5,669
Technical services	-	985
Total revenue	¥188,579	¥216,275

Revenue increased by 15% to RMB216.3 million for the three months ended March 31, 2020 from RMB188.6 million for the same period of last year. Since 2019, we have increased its revenue sharing fee for its broadcasters to retain and attract more broadcasters and introduced more events and games to further increase users’ willingness to stay and play on the live streaming platforms As a result, the number of our paying users in the first quarter of 2020 increased 74% to 242,265 from 139,165 in the same quarter of last year. The number of our broadcasters in the first quarter of 2020 increased by 24% to 13,494 from 10,881 in the same quarter of last year.

Revenue are primarily from the rest of three live streaming platforms, consisting of: Showself Live Streaming, Lehai Live Streaming and Haixiu Live Streaming. The following table sets forth revenue by platforms for the periods indicated:

	For the three months ended March 31,
Amounts in thousands of RMB	2019	2020
	RMB	RMB

Showself	¥112,163	¥115,445
Lehai	46,826	37,314
Haixiu	29,590	62,531
Technical services	-	985
Total revenue	¥188,579	¥216,275

The total number of paying users at Showself Live, Lehai Live, and Haixiu Live for the periods indicated is as following:

	For the three months ended March 31,
	2019	2020
Number of paying users
Showself	77,135	128,105
Lehai	33,668	28,595
Haixiu	28,362	85,565
Total	139,165	242,265

The ARPPU, which refers to average live streaming revenue per paying user in a given period, by Showself Live, Lehai Live, and Haixiu Live is as following (amounts in RMB):

	For the three months ended March 31,
	2019	2020
	RMB	RMB
Amounts in RMB
Showself	1,454	901
Lehai	1,391	1,305
Haixiu	1,043	731
ARPPU for the period	1,355	889

Among three live streaming platforms, Showself Live streaming contributed 53% to 55% of the paying users for the all the periods indicated. Our ARPPU in each platform may fluctuate from period to period due to the mix of live streaming services purchased by the paying users. The overall ARPPU for the three months ended March 31, 2019 and 2020 was RMB1,355 and RMB889, respectively. The increase in revenue during the three months ended March 31, 2020 was mainly a result of a significant increase in paying users by comparing with the three months ended March 31, 2019.

Cost of Revenues

Cost of revenues primarily consists of (i) revenue sharing fees, including payments to various broadcasters and content providers, (ii) user acquisition costs, (iii) bandwidth related costs, and (iv) other costs. The table below shows the cost of revenues in absolute amounts for the periods indicated.

	For the three months ended March 31,
Amounts in thousands of RMB	2019	2020
	RMB	RMB

Revenue sharing fees	¥125,204	¥139,248
User acquisition costs	22,366	17,483
Bandwidth related costs	1,874	956
Others	3,777	6,783
Total cost of revenue	¥153,221	¥164,470

Revenue sharing fees and content cost: Revenue sharing fees represent its payment to broadcasters based on a percentage of revenue from sales of virtual items, including virtual gifts and other subscription based privileges. During the first quarter of 2020, revenue sharing fees and content cost increased by 11% to RMB139.2 million from RMB125.2 million in the same quarter of last year. The increase in the sharing fees and content cost for live streaming revenue was in line with the growth of its live streaming operations. Revenue sharing fees were 66% and 64% of revenues for the three months ended March 31, 2019 and 2020, respectively.

User acquisition costs: We acquire users primarily through viral marketing, or word-of-mouth marketing, and online download. We provide online downloads of its apps via various third-party websites, including online advertising networks, internet portals and mobile application stores and pay such third parties a fee for each registered user account acquired through them. User acquisition costs decreased by RMB4.9 million from RMB22.4 million for the three months ended March 31, 2019 to RMB17.5 million for the three months ended March 31, 2020. With increasing brand awareness and increased quality content provided by Broadcasters, the Company expects user acquisition costs to decrease.

Bandwidth related cost: Bandwidth related cost consists of fees that we pay to telecommunication service providers for server hosting, bandwidth and content delivery-related services such as CDN (content delivery network). The Company incurred approximately RMB1.0 million in bandwidth related cost for the three months ended March 31, 2020, decreased 49% from RMB1.9 million bandwidth related cost for the same period in 2019. With the increasing competition in hosting and bandwidth market and optimized technology, we were able to cut down bandwidth related costs with its growing live streaming operations.

Others: Other costs include (i) fees that we pay to third-party payment processing platforms through which its users purchase its virtual currencies, technology service costs, and content producing costs, (ii) personnel fees directly related to the revenue such as operation employees’ salary and benefits, and (iii) depreciation and amortization expense for servers and other equipment, and intangibles directly related to operating the platforms. For the three months ended March 31, 2019 and 2020, other cost represented approximately 2% and 3% of related total revenue, respectively.

Gross profits

Our gross profits increased by RMB16.4 million or 47% from RMB35.4 million in the first quarter of 2019 to RMB51.8 million in the first quarter of 2020. Gross margin as a percent of overall revenue for the first quarter of 2019 was 24%, significantly improved from 19% in the first quarter of 2019. As explained in the cost of revenues, with increasing brand awareness and increased quality content provided by Broadcasters, our user acquisition cost in the first quarter of 2020 decreased by 22% from the same period of last year and represented 8% of revenues for the three months ended March 31, 2020 comparing to 12% in the same quarter of last year, thereby improved our gross margin in the first quarter of 2020.

Operating Expenses

Our operating expenses consists of (i) sales and marketing expenses, (ii) research and development expenses, (iii) general and administrative expenses, and (iv) provision for doubtful accounts.

	For the three months ended March 31,
Amounts in thousands of RMB	2019	2020
	RMB	RMB

Sales and marketing expenses	¥810	¥1,407
General and administrative expenses	1,410	3,482
Research and development expenses	3,912	6,364
Provision for doubtful accounts	682	434
Total operating expenses	¥6,814	¥11,687

Sales and marketing expenses: Sales and marketing expenses mainly consist of (i) salaries and benefits for sales and marketing employees, and (ii) branding and advertisement expenses, including advertisements, holding promotional events and developing and designing marketing campaigns. For the three months ended March 31, 2020, the sales and marketing expense increased by 74% to RMB1.4 million from RMB0.8 million in the same period of last year due to more promotion activities incurred in the first quarter of 2020 as more online users spent more time at home watching our live streaming content.

General and administrative expenses: General and administrative expenses primarily consist of (i) salaries and benefits for its general and administrative staff, (ii) consulting fees and professional fees, (iii) other expenses primarily including general office expenses, and (iv) office rental expenses. For the three months ended March 31, 2020, the general and administrative expense increased by 147% to RMB3.5 million from RMB1.4 million in the same period of last year primarily due to the increase in payroll and employee benefits with more headcounts and higher consulting and professional fees incurred related to the listing in Nasdaq capital market.

Research and development expenses: Research and development expenses primarily consist of (i) salaries and benefits for its research and development employees, and (ii) other expenses primarily including depreciation related to research use. For the three months ended March 31, 2020, the research and development expense increased by 63% to RMB6.4 million from RMB3.9 million in the same period of last year due to increased R&D headcounts with more salary and benefits incurred.

Provision for doubtful accounts: We maintain an allowance for doubtful accounts which reflects its best estimate of amounts that potentially will not be collected. When we determine the allowance for doubtful accounts, it takes into consideration various factors including but not limited to collection history and credit-worthiness of the debtors as well as the age of the individual receivables account. For the three months ended March 31, 2020, the provision for doubtful accounts decreased by 36% to RMB0.4 million from RMB0.7 million in the same period of last year. We expect that the provision for doubtful accounts to decline as it has committed more resources to collection of account receivables.

Net Income

As a result of the foregoing, Our net income for the first quarter 2020 increased by 40% to RMB37.7 million from RMB26.9 million in the first quarter of 2019 and the net profit margin increased from 14% in the first quarter of 2019 to 17% in the first quarter of 2020.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect our reported assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis and use them on historical experience and various other assumptions that are believed to be reasonable under the circumstances as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates because of different assumptions or conditions.

We believe the following critical accounting policies affect our significant estimates and judgments used in the preparation of our condensed consolidated financial statements. These policies should be read in conjunction with Note 2 of the notes to unaudited condensed consolidated financial statements.

Business combinations

The Company accounts for all business combinations under the purchase method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). The purchase method of accounting requires that the consideration transferred to be allocated to net assets including separately identifiable assets and liabilities the Company acquired, based on their estimated fair value. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total of the cost of the acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the identifiable net assets of the acquiree, the difference is recognized directly in earnings. The determination and allocation of fair values to the identifiable net assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable judgment from management.. Although the Group believes that the assumptions applied in the determination are reasonable based on information available at the date of acquisition, actual results may differ from forecasted amounts and the differences could be material.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the historical carrying amount net of allowance for doubtful accounts. Accounts are considered overdue after 180 days.

We maintain an allowance for doubtful accounts which reflects its best estimate of amounts that potentially will not be collected. We take into consideration various factors to determine the allowance for doubtful accounts, including but not limited to, historical collection experience and credit-worthiness of the debtors as well as the age of the individual receivables balance. Additionally, we make specific bad debt provisions based on any specific knowledge which we have acquired that might indicate that an account is uncollectible. The facts and circumstances for each account may require us to use judgment in assessing its collectability.

Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable.

Revenue Recognition

On January 1, 2019, the Company adopted ASC 606, “Revenue from Contracts with Customers” using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historic accounting under Topic 605. Based on the Company’s assessment, the adoption of ASC 606 did not result in any adjustment on the Company’s consolidated financial statements, and there were no material differences between the Company’s adoption of ASC 606 and its historic accounting under ASC 605.

Revenues are recognized when control of the promised virtual items or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those virtual items or services. Revenue is recorded, net of sales related taxes and surcharges. The Company derives their revenue from live streaming service and technical service.

Live Streaming

The Company is principally engaged in operating its own live streaming platforms, which enable broadcasters and viewers to interact with each other during live streaming. The Company is responsible for providing a technological infrastructure to enable the broadcasters, online users and viewers to interact through live streaming platforms. All the platforms can be accessed for free. The Company mainly derives the revenue from sales of virtual items in the platforms. The Company has a recharge system for users to purchase the Company’s virtual currency then purchase virtual items for use. Users can recharge via various online third-party payment platforms, including WeChat Pay, AliPay and other payment platforms.

Virtual currency is non-refundable and often consumed soon after it is purchased.

The Company designs, creates and offers various virtual items for sales to users with pre-determined stand-alone selling price. Virtual items are categorized as consumable and time-based items. Consumable items are consumed upon purchase and use while time-based items could be used for a fixed period of time. Users can purchase and present consumable items to broadcasters to show support for their favorite broadcasters, or purchase time-based virtual items for one or multiple months for a monthly fee, which provide users with recognized status, such as priority speaking rights or special symbols over a period of time.

The Company shares a portion of the sales proceeds of virtual items (“revenue sharing fee”) with broadcasters and talent agencies in accordance with their revenue sharing arrangements. Broadcasters, who do not have revenue sharing arrangements with the Company, are not entitled to any revenue sharing fee. The Company also utilizes third-party payment collection channels, which charges the payment handling cost for users to purchase the virtual currency directly from it. The payment handling costs are recorded in cost of sales.

The Company evaluates and determines that it is the principal and views users to be its customers, because the Company controls the virtual items before they are transferred to users. Its control is evidenced by the Company’s sole ability to monetize the virtual items before they are transferred to users, and is further supported by the Company being primarily responsible to the users for the delivery of the virtual items as well as having full discretion in establishing pricing for the virtual items. Accordingly, the Company reports live streaming revenues on a gross basis with the amounts billed to users recorded as revenues and revenue sharing fee paid to broadcasters and related agencies recorded as cost of revenues.

Sales proceeds are initially recorded as deferred revenue and recognized as revenue based on the consumption of the virtual items. The Company has determined that each individual virtual item represents a distinct performance obligation. Accordingly, live streaming revenue is recognized immediately when the consumable virtual item is used, or in the case of time-based virtual items, revenue is recognized over the fixed period on a straight line basis. The Company does not have further obligations to the user after the virtual items are consumed. The Company’s live streaming virtual items are generally sold without right of return and the Company does not provide any other credit and incentive to its users. Unconsumed virtual currency is recorded as deferred revenue.

The Company also cooperates with independent third-party distributors to sell virtual currency through annual distribution agreements with these distributors. Third-party distributors purchase virtual currency from the Company with no refund provision according to the annual distribution agreements, and they are responsible for selling the virtual currency to end users. They may engage their own sales representatives, which are referred to as “sales agents” to directly sell to individual end users. The Company has no control over such “sales agents”. The Company has discretion to determine the price of the virtual currency sold to its third-party distributors, but has no discretion as to the price at which virtual currency is sold by its third-party distributors to the sales agents.

Technical Services

We generate technical services revenues from providing technical development and advisory services, which accounts for only less than 1% of revenue. As the amount was immaterial, and short-term in nature, which is usually less than six months, we recognize revenue when service was rendered and accepted by customers.

Practical expedients and exemptions

The Company’s contracts have an original duration of one year or less. Accordingly, the Company does not disclose the value of unsatisfied performance obligations.

Contract balances

Contract balances include accounts receivable and deferred revenue. Accounts receivable primarily represent cash due from distributors and are recorded when the right to consideration is unconditional. The allowance for doubtful accounts reflects the best estimate of probable losses inherent to the account receivable balance. Deferred revenue primarily includes unconsumed virtual currency and unamortized revenue from virtual items in the Company’s platforms, where there is still an obligation to be provided by the Company, which will be recognized as revenue when all of the revenue recognition criteria are met. Due to the generally short-term duration of the relevant contracts, the majority of the performance obligations are satisfied within one year.

Income Taxes

We account for current income taxes in accordance with the laws of the relevant tax authorities. We follow the liability method in accounting for income taxes in accordance to ASC topic 740 (“ASC 740”), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. A valuation allowance would be recorded against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized.

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating our uncertain tax positions and determining the provision for income taxes. We recognize interests and penalties, if any, under accrued expenses and other current liabilities on the balance sheet and under other expenses in the statement of comprehensive loss. We did not recognize any interest and penalties associated with uncertain tax positions for the three months ended March 31, 2019 and 2020. As of December 31, 2019 and March 31, 2020, we did not have any significant unrecognized uncertain tax positions.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases (Topic 842). ASU 2016-02 specifies the accounting for leases. For operating leases, ASU 2016-02 requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. In July 2018, ASU 2018-11, the FASB further amended the guidance to provide another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date and recognize an accumulative-effective adjustment to the opening balance of retained earnings in the period of adoption. For non-public business entities, this aforementioned guidance is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years beginning after December 15, 2020. In November 2019, the FASB issued ASU No. 2019-10, by which to defer the effective date for all other entities by an additional year. Early adoption is permitted. As of March 31, 2020, the Company has RMB22,424 (US$3,161) of future minimum operating lease commitments that are not currently recognized on its consolidated balance sheets. Therefore, the Company would expect changes to its consolidated balance sheets for the recognition of these and any additional leases entered into in the future upon adoption.

In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”), Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. The standard will replace “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. The standard is effective for non-public business entities for annual periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company does not expect this guidance will have a material impact on its consolidated financial statements.

In October 2018, the FASB issued ASU No. 2018-17 (“ASU 2018-17”), Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The updated guidance requires entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety when determining whether a decision-making fee is a variable interest. The amendments in this update are effective for non-public business entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. These amendments should be applied retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, to simplify the accounting for income taxes. The new guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. This ASU will become effective for the Company’s annual and interim periods beginning in January 1, 2021, and early adoption is permitted. The Company is evaluating the impact of this standard on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounted for under Topic 815. ASU 2020-01 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the effect of adopting this ASU on the Company’s consolidated financial statements.

Liquidity and Capital Resources

Cash Flows and Working Capital

Our sources of liquidity are primarily from the cash earned from its operating activities and cash by financing activities. Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents. Our cash and cash equivalents consist of cash on hand and demand deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities less than three months. Cash and cash equivalents also consist of funds earned from the operating revenues which were held at the third party platform fund accounts which are unrestricted as to immediate use or withdraw.

The COVID-19 pandemic created significant economic uncertainty and volatility in the credit and capital markets during the first quarter of 2020. Given the ongoing COVID-19 pandemic, challenging market conditions resulting in significant spending cuts, we continue to remain focused on maintaining a strong balance sheet and adequate liquidity. Over the near term, we plan to adjust our overall cost structures commensurate with our expected level of activities. We believe that our cash on hand and internally generated cash flows will be sufficient to fund our operations over at least the next 12 months.

As of March 31, 2020, we have cash and cash equivalents of approximately RMB183.4 million deposited with financial institutions and the third-party payment platforms located in the PRC, which increased by 34% from RMB137.4 million as of December 31, 2019. Our working capital increased by 22% to approximately RMB200.7 million as of March 31, 2020 from RMB164.1 million as of December 31, 2019. We do not have any short term investments as of December 31, 2019 and March 31, 2020.

A majority of our expense transactions are denominated in RMB and a significant portion of assets and liabilities of us are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by us in China must be processed through the PBOC or other PRC foreign exchange regulatory bodies which require certain supporting documentation in order to effect the remittance.

The financial institutions that We use mainly include China Zheshang Bank and Agriculture Bank of China, which are Listed Banks in PRC capital markets. In China, banks are endorsed by the government. The third-party payment platforms mainly include Ali Pay and Apple Pay, both of which are well-known multinational companies. While we believe that these financial institutions are of high credit quality, it also continually monitor their credit worthiness.

We intend to finance its future working capital requirements and capital expenditures from cash generated from operating activities and funds raised from financing activities. We believe that its current cash and cash equivalents, together with its cash generated from operating activities and financing activities, will be sufficient to meet its present anticipated working capital requirements and capital expenditures. However, we may decide to enhance is liquidity position or increase its cash reserve for future investments or operations through additional capital and finance funding. Issuance of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to its shareholders.

As a holding company with no material operations of its own, we conducts our operations primarily through its PRC subsidiaries and its variable interest entity (VIE) and the VIE’s subsidiaries. We are permitted under PRC laws and regulations to provide funding to its PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans.

The following table presents the summary of our cash flow data.

	For the three months ended March 31,
Amounts in thousands of RMB	2019	2020
	RMB	RMB

Net cash provided by operating activities	¥33,424	¥47,892
Net cash used in investing activities	(52)	(31)
Net cash used in financing activities	(36,861)	(1,805)
Net increase (decrease) in cash and cash equivalents	(3,489)	46,056
Cash and cash equivalents at beginning of the period	65,294	137,351
Cash and cash equivalents at end of the period	¥61,805	¥183,407

Operating Activities

Net cash provided by operating activities consisted primarily of net income adjusted by non-cash adjustments, such as provision for doubtful accounts, and adjusted by changes in operating assets and liabilities, such as accounts receivable.

Net cash provided by operating activities was RMB47.9 million for the three months ended March 31, 2020. The difference between the net cash provided by operating activities and net income of RMB37.7 million was primarily attributable to non-cash adjustment such as deferred tax expense (benefit), bad debt allowance and depreciation and amortization of RMB0.7 million, a decrease in accounts receivable of RMB19.7 million due to improved collection and increase of revenue, an increase in accrued employee benefits of RMB2.1 million, partially offset by an increase in prepaid expenses and other current assets of RMB1.0 million due to more purchase in the first quarter of 2020, a decrease in accrued expenses and other current liabilities of RMB4.5 million due to payments made to venders, and a decrease in deferred revenue of RMB4.3 million due to recognition of revenue in current quarter and a decrease in accounts payable of RMB1.7 million due to payments to suppliers.

Net cash provided by operating activities was RMB33.4 million for the three months ended March 31, 2019. The difference between the net cash provided by operating activities and net income of RMB26.9 million was primarily attributable to non-cash adjustment such as deferred tax expense (benefit), bad debt allowance and depreciation and amortization of RMB0.7 million, a decrease in accounts receivable of RMB30.9 million due to improved collection on historical accounts receivables, an increase in accrued employee benefits of RMB1.9 million, partially offset by an increase in prepaid expenses and other current assets of RMB23.5 million due to significant payments of deposits to suppliers and a decrease in deferred revenue of RMB2.1 million due to recognition of revenue and a payment of income tax of RMB1.5 million in the first quarter of 2019.

Investing Activities

Net cash used in investing activities was primarily due to (a) purchases of property and equipment such as electronic equipment, and intangible assets such as trademark, software copyrights, and patents; (b) cash acquired from business acquisition.

Net cash used in investing activities amounted to approximately RMB0.03 million for the three months ended March 31, 2020, primarily due to approximately RMB0.02 million cash acquired from business acquisition and approximately RMB0.05 million purchase of equipment.

Net cash used in investing activities was approximately RMB0.05 million for the three months ended March 31, 2019, primarily due to purchase of equipment.

Financing Activities

Net cash used in financing activities amounted to RMB1.8 million for the three months ended March 31, 2020, primarily due to deferred IPO cost of RMB0.9 million and net change of related party loan balance of RMB0.9 million.

Net cash used in financing activities was RMB36.9 million for the three months ended March 31, 2019, primarily due to the payment of dividends of RMB24.0 million to shareholders due to our reorganization in 2018, non-recurring event, and a capital distribution due to the reorganization of RMB32.3 million, offsetting the net proceeds of RMB19.5 million from borrowings from related parties.

Capital Expenditures.

For the three months ended March 31, 2019 and 2020, the Company’s capital expenditure amounted to RMB0.05 million.

 Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its combined and consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.

Contractual Obligations

The following table sets forth our contractual obligations as of March 31, 2020:

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in RMB Thousands)

Other payable to Related Parties	12,568	12,568	-	-	-
Operating Lease Obligations	22,424	4,791	17,633	-	-
Total	34,992	17,359	17,633	-	-

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest bearing bank deposits. We have not used derivative financial instruments to manage its interest risk exposure. Interest earning instruments carry a degree of interest rate risk. We has not been exposed to, nor does we anticipate being exposed to, material risks due to changes in market interest rates.

Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, other receivables included in prepaid expenses, other current assets, and amounts due from related parties. As of December 31 2019 and March 31, 2020, RMB134.8 and RMB181.5 million, respectively, were deposited with major financial institutions located in the PRC. Management believes that these financial institutions are of high credit quality and continually monitor the credit worthiness of these financial institutions. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests.

For the credit risk related to accounts receivable, we performs ongoing credit evaluations of customers. We establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. The allowance amounts were immaterial for all periods presented.

Foreign Exchange Risk

Substantially all of our businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Properties

SHC’s principal executive offices are located at 3rd - 6th Floor, JIA No. 34, Shenggu Nanli, Chaoyang District, Beijing, P.R. China, where SHC leases approximately 2000 square meters of office space as of the date of this Current Report on Form 8-K. SHC and its subsidiaries also lease an additional approximately 1000 square meters of office space in Beijing and Xinjiang Uyghur Autonomous Region, P.R. China.

Security Ownership of Certain Beneficial Owners and Management

The following tables sets forth information regarding the beneficial ownership of SHC’s ordinary shares immediately after the consummation of the Business Combination by:

●	each person known to SHC who will be the beneficial owner of more than 5% of any class of its stock immediately after the Business Combination;

●	each of its officers and directors; and

●	all of its officers and directors as a group.

Unless otherwise indicated, SHC believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all SHC securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, SHC believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All SHC stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above and after giving effect to redemption of 5, 208, 150 shares by SHC from its public shareholders as of May 6, 2020, percentage ownership of outstanding shares is based on 23,250,583 shares of SHC outstanding upon consummation of the Business Combination.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership of Ordinary Shares	Approximate Percentage of Outstanding Shares of Ordinary Shares
Oriental Holdings Limited(2)(3)((4))	1,632,000	6.98%
Lavacano Holdings Limited(5)	15,570,600	66.97%
WBY Entertainment Holdings Ltd.(6)(7)	3,892,650	16.74%
Xiaowu He	---	---
Bo Wan (6)	3,892,650	16.74%
Yongsheng Liu (2)(3)	143,750	*
Denny Tang	---	---
Jining Li (2)(3)	1,632,000	6.98%
Huifeng Chang	---	---
Jian Sun	---	---
Yibing Liu	---	---
All directors and officers as a group (8 individuals)	5,668,400	24.24%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Scienjoy Holding Corporation, 3rd Floor, JIA No. 34, Shenggu Nanli, Chaoyang District, Beijing, P.R. China

(2)	Mr. Jining Li and Mr. Yongsheng Liu jointly own, and Jining Li controls, Oriental Holdings Limited.

(3)	The address of Mr. Yongsheng Liu, Mr. Jining Li and Oriental Holdings Limited is Unit B, 17/F Success Commercial Building 245-251 Hennessy Road, Wanchai, Hong Kong.

(4)	Mr. Jining Li has voting and dispositive power over the shares owned by Oriental Holdings Ltd.

(5)	The address of Lavacano Holdings Limited is Vistra Corporate Service Centre, Suite 23, 1st Floor, Eden Plaza, Eden island, Mahe, Republic of Seychelles.

(6)	Mr. Bo Wan has voting and dispositive power over the shares owned by WBY Entertainment Holdings Ltd.

(7)	The address of WBY Entertainment Holdings Ltd. is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Directors and Executive Officers

SHC’s directors and executive officers, upon the closing of the Business Combination, are described in the Proxy Statement in the section entitled “Directors, Executive Officers, Executive Compensation and Corporate Governance – Directors and Executive Officers after the Business Combination” beginning on page 154 and that information is incorporated herein by reference.

Executive Compensation

The executive compensation of SHC’s and Scienjoy’s executive officers and directors is described in the Proxy Statement in the sections entitled “Directors, Executive Officers, Executive Compensation and Corporate Governance – Compensation of Officers and Directors” and “Directors, Executive Officers, Executive Compensation and Corporate Governance --Compensation of Officers and Directors of Scienjoy”, each beginning on page 156, and that information is incorporated herein by reference.

Certain Relationships and Related Transactions, Director Independence

The certain relationships and related transactions of SHC are described in the Proxy Statement in the section entitled “Certain Transactions” beginning on page 159 and are incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure in the sections of Proxy Statement entitled “Risk Factors -– Risks Factors relating to Scienjoy’s Business and Industry—Scienjoy is subject to risks relating to litigation” and “Scienjoy Inc.’s Business – Legal Proceedings” beginning on pages 30 and 108, respectively, which are incorporated herein by reference. With respect to the litigation in which Scienjoy’s platform “Lehai” (乐嗨秀场) was sued for unfair competition. a judgment in the amount of RMB 210,000 was awarded to the plaintiff at the first trial. Scienjoy appealed and is still waiting for the court decision.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information respecting SHC’s common stock, warrants, rights and units and related stockholder matters are described in the Proxy Statement in the section entitled “Trading Market and Dividends” on page 16 and such information is incorporated herein by reference. In addition, reference is made to the disclosure set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in this Current Report on Form 8-K, which is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K , which is incorporated herein by reference.

Description of Registrant’s Securities

The description of SHC’s securities is contained in the Proxy Statement in the section entitled “Description of Wealthbridge’s Securities” beginning on page 162 and is incorporated herein by reference.

Indemnification of Directors and Officers

The Memorandum and Articles of Association (the “Articles”) of SHC, as amended, the BVI Business Companies Act, 2004, the Insolvency Act, 2003 of the British Virgin Islands, each of which as amended, and the common law of British Virgin Islands allow SHC to indemnify its officers and directors from certain liabilities. The Articles provide that SHC shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of SHC; or (b) is or was, at the request of SHC, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

SHC will only indemnify the individual in question if the relevant indemnitee acted honestly and in good faith with a view to the best interests of SHC and, in the case of criminal proceedings, the indemnitee had no reasonable cause to believe that his conduct was unlawful.

The decision of the Board as to whether an indemnitee acted honestly and in good faith and with a view to the best interests of SHC and as to whether such indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of SHC and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of SHC or that the person had reasonable cause to believe that his conduct was unlawful.

SHC may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of SHC, or who, at the request of SHC, is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not SHC has or would have had the power to indemnify the person against the liability as provided in the Articles.

The indemnification provisions contained in the director service agreement by and between SHC and each of its incumbent non-executive directors provide for a scope of indemnification consistent with the scope described in the foregoing paragraphs in this section.

Item 3.02 Unregistered Sales of Equity Securities.

Upon the closing of the Business Combination, SHC acquired 100% of the issued and outstanding equity interests of Scienjoy in exchange for 16,400,000 ordinary shares of SHC as part of the Business Combination consideration, 3,000,000 ordinary shares of SHC as part of the earn-out consideration and 63,250 ordinary shares of SHC upon conversion of the promissory note issued to Scienjoy on January 29, 2020. The securities were issued pursuant to Section 4(a)(2) of the Securities Act, as amended, as the transactions did not involve a public offering.

On April 10, 2020, SHC and Chardan Capital Markets LLC (“Chardan”) entered into a deferred underwriting fee agreement pursuant to which Chardan will receive ordinary shares of SHC equal to the total amount of deferred underwriting fee divided by the effective conversion price. The effective conversion price is defined as the volume weighted average price (VWAP) of SHC’s rights from the date of the mailing of the Proxy Statement to the date of the Extraordinary General Meeting, multiplied by 10. Upon the closing of the Business Combination, the total amount of the deferred underwriting fee was converted into 402,983 ordinary shares of SHC. The securities were issued pursuant to Section 4(a)(2) of the Securities Act, as amended, as the transactions did not involve a public offering.

On April 15, 2019, China Fuhua Hong Kong Financial Group Limited (“Fuhua”) and SHC entered into an engagement letter, which was amended on April 7, 2020 and, pursuant to which, Fuhua will provide certain merger and acquisition advisory services in connection with the Business Combination, and SHC will pay Fuhua an amount equal to 1% of the aggregate value of the initial consideration of the Business Combination (i.e. $164,000,000) in the form of newly issued shares of the combined company at the closing. Upon the closing of the Business Combination, SHC issued 164,000 ordinary shares of SHC to Fuhua. The securities were issued pursuant to Section 4(a)(2) of the Securities Act, as amended, as the transactions did not involve a public offering.

On April 9, 2019, SHC entered into a financial advisory agreement with Chardan, according to which Chardan was engaged to provide SHC financial advisory services in connection with the Business Combination. The Chardan advisory fee will be paid in the form of newly issued shares of the combined company at the closing and is based on the aggregate value of the business transaction equal to two percent (2%) of the aggregate value up to $175 million plus one percent (1.0%) of the aggregate value above $175 million. Upon the closing of the Business Combination, SHC issued 369,000 ordinary shares of SHC to Chardan. The securities were issued pursuant to Section 4(a)(2) of the Securities Act, as amended, as the transactions did not involve a public offering.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On May 12, 2020 SHC dismissed Marcum LLP (“Marcum”) as its independent registered public accounting firm. Effective May 12, 2020, Friedman LLP (“Friedman”) has been engaged as SHC’s new independent registered public accounting firm. The audit committee of SHC’s board of directors (the “Audit Committee”) approved the dismissal of Marcum and the engagement of Friedman as the independent registered public accounting firm. Marcum served as the independent registered public accounting firm for SHC since May 2, 2018, its inception as Wealthbridge Acquisition Limited. Friedman previously served as the auditor for Scienjoy prior to the consummation of the Business Combination and provided audit opinions in connection with Scienjoy’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018.

Marcum’s report on SHC’s financial statements for the fiscal year ended December 31, 2019 and for the period from May 2, 2018 (inception) through December 31, 2018 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the period of Marcum’s engagement and the subsequent interim period preceding Marcum’s dismissal, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and the subsequent interim period preceding Marcum’s dismissal.

During the period from May 2, 2018 (inception) through December 31, 2019 and the subsequent interim period preceding the engagement of Friedman, and through the date of this Current Report on Form 8-K, neither SHC nor anyone on its behalf has previously consulted with Friedman regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on SHC’s financial statements, and neither a written report nor oral advice was provided to SHC that Friedman concluded was an important factor considered by SHC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (as described in Items 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K, respectively).

SHC provided Marcum with a copy of the disclosures made pursuant to this Item 4.01 prior to the filing of this Current Report on Form 8-K and requested that Marcum furnish a letter addressed to the Securities and Exchange Commission, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures.

Item 5.01 Changes in Control of Registrant.

Reference is made to the sections titled “The Business Combination Proposal” and “The Share Exchange Agreement” beginning on pages 66 and 76, respectively, of the Proxy Statement, and that information is incorporated herein by reference. Reference is also made to the section titled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 157 of the Proxy Statement, and that information is incorporated herein by reference. The disclosure contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the closing of the Business Combination, three directors of SHC, Kinpui Choi, Weiping Chen, and Simin Xie resigned from their positions as member of the Board and each committee of the Board on which they served. There were no disagreements between SHC and these three resigned directors that led to their decisions to resign. The Board following the Business Combination is comprised of the following seven directors: Xiaowu He, Bo Wan, Huifeng Chang, Jian Sun, and Yibing Liu, Yongsheng Liu, and Jining Li.

Upon the closing of the Business Combination, Yongsheng Liu resigned from the position as the Chief Executive Officer and Chairman of the Board of the Company, Xiaoyan Tang resigned from the position as the Chief Financial Officer of the Company, and Ray Chen resigned from the position as the Chief Operating Officer of the Company. The management team following the Business Combination consists of the following officers: Xiaowu He as the Chief Executive Officer and Chairman, Bo Wan as the Chief Operating Officer and Denny Tang as the Chief Financial Officer.

The foregoing described resignation letters are filed as Exhibits 17.1-17.7 to this Current Report on Form 8-K, which are incorporated herein by reference.

For a detailed description, please see the section entitled “Directors, Executive Officers, Executive Compensation and Corporate Governance - Directors and Executive Officers after the Business Combination” beginning on pages 154 of the Proxy Statement, and that information is incorporated herein by reference.

In addition, upon the closing of the Business Combination, Yongsheng Liu was appointed Vice Chairman of the Board.

In connection with their election as directors of SHC, each of the non-executive directors (including the independent directors) has entered into a SHC’s standard director service agreement (the “Form Director Service Agreement”) with SHC, pursuant to which (a) such director will be entitled to annual cash retainers and/or equity incentive plans (which have yet to be established), (b) SHC agrees to indemnify its directors to the fullest extent authorized in SHC’s governing documents and applicable law, and such indemnity only applies if the director acted honestly and in good faith with a view to the best interests of SHC and, in the case of criminal proceedings, SHC had no reasonable cause to believe that the director’s conduct was unlawful; and (c) the directorship term will expire at the next annual stockholders meeting, subject to earlier extraordinary events. The foregoing description of the terms of the Form Director Service Agreement is qualified in its entirety by reference to the provisions of the Form Director Service Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Business Combination and to better represent the business of the combined company subsequent to the Business Combination, SHC adopted a Third Amended and Restated Memorandum and Articles of Association on May 5, 2020. See the sections of the Proxy Statement entitled “The Amendment Proposal” on page 80, incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On May 12, 2020 the Board adopted (a) an Amended and Restated Code of Conduct and Ethics (the “Code”), which amended and restated SHC’s existing code of conduct and ethics (the “Existing Code) in its entirety and applies to all officers, directors, and employees of SHC and its subsidiaries, and (b) an Insider Trading Policy (the “Policy”).

The Existing Code was refreshed and updated in connection with the Business Combination to conform the Code to reflect current best practices and enhance the personnel’s understanding of SHC’s standards of ethical business practices, promote awareness of ethical issues that may be encountered in carrying out an employee’s or director’s responsibilities, and improve its clarity as to how to address ethical issues that may arise. The updates include clarifications and enhancements to the purposes of the Code, compliance with law matters, policies regarding maintenance of SHC’s corporate records, and compliance standards and procedures of the Code. The adoption of the Code did not relate to or result in any waiver, whether explicit or implicit, of any provision of the Existing Code.

The Policy provides guidelines to employees, officers and directors of SHC and its subsidiaries with respect to transactions in SHC’s securities and the procedures set forth therein is intended to help prevent insider trading and to assist the employees, officers and directors of SHC and its subsidiaries in complying with their obligations under the federal securities laws.

The foregoing summary of the Code and the Policy is qualified in all respects by the full text of the Code and the Policy, which are filed herewith as Exhibit 14.1 and Exhibit 14.2, respectively.

Item 5.06 Change in Shell Company Status.

As a result of the Business Combination, SHC ceased being a shell company. Reference is made to the sections entitled “The Business Combination Proposal” and “The Share Exchange Agreement” beginning on pages 66 and 76, respectively, of the Proxy Statement, which sections are incorporated herein by reference. Further reference is made to the information contained in Item 2.01 of this Form 8-K, incorporated by reference herein.

Item 8.01 Other Events.

On May 7, 2020, SHC issued a press release announcing the completion of the Business Combination, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a)-(b) Financial Statements.

Information responsive to Item 9.01(a) and (b) of Form 8-K is set forth in consolidated financial statements of Scienjoy included in the Proxy Statement beginning on page F-17, and in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” which information is incorporated herein by reference. In addition, SHC is filing herewith the unaudited condensed consolidated financial statement of Scienjoy for the three months ended March 31, 2020 as Exhibit 99.2 and updated unaudited pro forma condensed combined financial information as of March 31, 2020 as Exhibit 99.3. The updated unaudited pro forma condensed combined financial information as of March 31, 2020 used historical financial information of SHC derived from the unaudited financial statements of SHC for the three months ended March 31, 2020, which is included on Form 10-Q for the three months ended March 31, 2020, filed with the Commission, as amended, on May 6, 2020.

Exhibits

The following exhibits have been filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

2.1	Share Exchange Agreement dated October 28, 2019 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on November 01, 2019).

3.1*	Third Amended and Restated Memorandum and Articles of Association of Scienjoy Holding Corporation, as adopted by a special resolution on May 5, 2020.

4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 21, 2018).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 21, 2018).

4.3	Warrant Agreement, dated February 5, 2019, by and between Continental Stock Transfer & Trust Company, LLC and the Registrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 11, 2019).

4.4	Form of Unit Purchase Option between the Registrant and Chardan Capital Markets, LLC (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on February 11, 2019).

10.1+*	Form of Director Service Agreement.

10.2+*	Employment Agreement between Beijing Sixiang Shiguang Technology Co., Ltd and Xiaowu He, dated May 1, 2019 (English Translation).

10.3+*	Employment Agreement between Beijing Sixiang Shiguang Technology Co., Ltd and Bo Wan, dated February 8, 2020 (English Translation).

10.4+*	Employment Agreement between Beijing Sixiang Shiguang Technology Co., Ltd and Pei Lu, dated January 10, 2012(English Translation).

10.5+*	Employment Agreement between Beijing Sixiang Shiguang Technology Co., Ltd and Bentong Deng. (Denny Tang), dated February 4, 2020 (English Translation).

10.6*	Loan Agreement between Zhihui Qiyuan (Beijing) Technology Co., Ltd. and Changxiang Wuxian (Beijing) Technology Co. Ltd., dated April 2, 2020 (English Translation).

10.7*	Exclusive Option Agreement among Sixiang Wuxian (Beijing) Technology Co., Ltd., Xiaoke Yin, Beijing Junwei Technology Co., Ltd., and Zhihui Qiyuan (Beijing) Technology Co., Ltd., dated January 29, 2019 (English Translation).

10.8*	The Supplement Agreement of Exclusive Option Agreement among Sixiang Wuxian (Beijing) Technology Co., Ltd., Xiaoke Yin, Beijing Junwei Technology Co., Ltd., and Zhihui Qiyuan (Beijing) Technology Co., Ltd. dated August 30, 2019 (English Translation).

10.9*	Power of Attorney Agreement between Sixiang Wuxian (Beijing) Technology Co., Ltd., and Xiaoke Yin, dated January 29, 2019 (English Translation).

10.10*	Share Pledge Agreement among Sixiang Wuxian (Beijing) Technology Co., Ltd., Xiaoke Yin, Beijing Junwei Technology Co., Ltd., and Zhihui Qiyuan (Beijing) Technology Co., Ltd., dated January 29, 2019 (English Translation).

10.11*	Exclusive Business Cooperation Agreements between Sixiang Wuxian (Beijing) Technology Co., Ltd. and Zhihui Qiyuan (Beijing) Technology Co., Ltd., dated January 29, 2019 (English Translation)..

10.12*	The Supplement Agreement of Exclusive Business Cooperation Agreement between Sixiang Wuxian (Beijing) Technology Co., Ltd. and Zhihui Qiyuan (Beijing) Technology Co., Ltd., dated August 30, 2019 (English Translation).

10.13*	Form of Indemnification Agreement.

10.14*	Registration Rights Agreement among Wealthbridge Acquisition Limited, Lavacano Holdings Limited, and WBY Entertainment Holdings Ltd., dated May 7, 2020.

10.15*	Escrow Agreement among Loeb & Loeb LLP, Wealthbridge Acquisition Limited, Lavacano Holdings Limited, and WBY Entertainment Holdings Ltd., dated May 7, 2020.

10.16*	Resale Lock-up Agreement between Wealthbridge Acquisition Limited and Lavacano Holdings Limited, dated May 7, 2020.

10.17*	Resale Lock-up Agreement between Wealthbridge Acquisition Limited and WBY Entertainment Holdings Ltd., dated May 7, 2020.

10.18*	Voting Agreement among Wealthbridge Acquisition Limited, Oriental Holdings Limited, Lavacano Holdings Limited, WBY Entertainment Holdings Ltd. and Yongsheng Liu, dated May 7, 2020.

14.1*	Form of Amended and Restated Code of Conduct and Ethics.

14.2*	Form of Insider Trading Policy.

16.1*	Letter from Marcum LLP to the Securities and Exchange Commission, dated May 13, 2020

17.1*	Resignation Letter of Ray Chen.

17.2*	Resignation Letter of Yongsheng Liu as the Chief Executive Officer.

17.3*	Resignation Letter of Yongsheng Liu as Chairman of Board.

17.4*	Resignation Letter of Xiaoyan Tang.

17.5*	Resignation Letter Kinpui Choi.

17.6*	Resignation Letter of Weiping Chen.

17.7*	Resignation Letter of Simen Xie.

21.1*	Subsidiaries of Registrant

99.1*	Press Release dated May 7, 2020.

99.2*	Unaudited Financial Statements of Scienjoy Inc. for the three months ended March 31, 2020.

99.3*	Unaudited Pro Forma Financial Information as of March 31, 2020.

*	Filed herewith.
+	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2020	SCIENJOY HOLDING CORPORATION

/s/ Xiaowu He
Name: Xiaowu He
Title: Chief Executive Officer